Exhibit 99.2

Art Technology Acquisition Corp. Announces the Closing of Full Exercise of IPO Over-Allotment Option

PHILADELPHIA, PA, Jan. 26, 2026 (GLOBE NEWSWIRE) -- Art Technology Acquisition Corp. (NASDAQ:ARTCU) (the “Company”) today announced that the underwriter of its previously announced initial public offering exercised its option in full to purchase an additional 3,300,000 units at the public offering price of $10.00 per unit, resulting in additional gross proceeds of approximately $33,000,000. After giving effect to this full exercise of the overallotment option, the total number of units sold in the public offering increased to 25,300,000 units, resulting in total gross proceeds of $253,000,000 for the Company’s initial public offering.

Each unit issued in the offering consists of one Class A ordinary share of the Company and one-fourth of one warrant, each whole warrant exercisable for one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “ARTC” and “ARTCW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be to identify companies in the technology, art, financial services, and investment banking sectors. The team is led by Daniel G. Cohen, Chairman and Chief Executive Officer, and Katherine Fleming, Vice Chairman.

Clear Street LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the SEC website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC . The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Art Technology Acquisition Corp.
info@cohencircle.com